Exhibit 99.1

LookSmart Reports Second Quarter 2009 Results

SAN FRANCISCO, August 3, 2009—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the second quarter ended June 30, 2009.

Revenues for the second quarter of 2009 were $13.2 million, a 23% decrease from $17.1 million in the second quarter of 2008 and a 0.2% decrease from $13.3 million in the first quarter of 2009. Net loss for the second quarter of 2009 was $1.3 million, or ($0.08) per share based on approximately 17.1 million weighted average shares outstanding. This is compared to a net loss for the second quarter of 2008 of $0.2 million, or ($0.01) per share based on approximately 17.0 million weighted average shares outstanding. Net loss for the first quarter of 2009 was $2.0 million, or ($0.12) per share based on 17.1 million weighted average shares outstanding.

Loss from continuing operations for the second quarter of 2009 was $1.4 million, which includes a $0.2 million impairment charge and $0.2 million of expenses related to the evaluation of strategic growth alternatives. This compares to a loss from continuing operations in the second quarter of 2008 of $0.4 million. Loss from continuing operations for the first quarter of 2009 was $2.1 million, which included $0.8 million of expenses related to the evaluation of strategic growth alternatives.

“As expected, economic conditions were tenuous during the first half of 2009, hampering industry demand for search advertising and impacting our second quarter financial results,” commented Ted West, President and Chief Executive Officer. “In this environment, we are focused on aligning our operating expense structure with our core search advertising networks business to better meet search advertisers’ requirements for improved campaign performance. In conjunction with this effort, we continue to focus on delivering innovations on the Ad Center technology platform, high quality distribution and other initiatives with a view to improving scale and enhancing performance in our search advertising network. In doing so, we believe LookSmart will be better positioned to become the leading non-proprietary, keyword-based click provider.”

Revenues from the Company’s Advertiser Network were $12.0 million in the second quarter of 2009, a decrease of 24% from $15.7 million in the second quarter of 2008. Revenues from the Company’s Publisher Solutions were $1.2 million in the second quarter of 2009, a decrease of 10% from $1.4 million in the second quarter of 2008. Revenues from the Company’s Advertising Network and Publisher Solutions were $12.0 million and $1.2 million in the first quarter of 2009, respectively.

Gross margins from continuing operations were 40% in the second quarter of 2009, consistent with the second quarter of 2008. Gross margins from continuing operations for the first quarter of 2009 were 39%. We increased traffic acquisition costs (TAC) during the quarter to attract more high quality traffic. We intend to continue this investment, which will have a material adverse effect on gross margins in the third quarter of 2009.

Total operating expenses in the second quarter of 2009 were $6.7 million, which includes $0.5 million of non-cash, share-based compensation charges, a $0.2 million impairment charge and $0.2 million of expenses related to the evaluation of strategic growth alternatives. Operating expenses for the second quarter of 2008 were $7.1 million, which included $0.6 million of non-cash, share-based compensation charges. Operating expenses for the first quarter of 2009 were $7.3 million, which included $0.5 million of non-cash, share-based compensation charges and $0.8 million of expenses related to the evaluation of strategic growth alternatives.

Non-GAAP net loss (net loss before discontinued operations and excluding stock based compensation and impairment charges) for the second quarter of 2009 was $0.7 million compared to non-GAAP net income of $0.5 million in the second quarter of 2008. Non-GAAP net loss for the first quarter of 2009 was $1.6 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the second quarter of 2009 were $0.4 million, compared to $0.9 million in the second quarter of 2008, and $0.9 million in the first quarter of 2009. During the second quarters of both 2009 and 2008, the Company purchased no intangible assets. Depreciation and amortization from continuing operations in the second quarter of 2009 was $0.8 million, compared to $0.8 million in the second quarter of 2008 and $0.7 million in the first quarter of 2009.

The Company ended the quarter with $29.7 million in cash, cash equivalents, and investments, a decrease of approximately $0.8 million from approximately $30.5 million at March 31, 2009. The decrease in cash was primarily due to the operating loss generated in the second quarter of 2009. On a per share basis, the Company’s cash and investment balance was $1.74 as of June 30, 2009.

The Company will launch post-pay in the second half of 2009 whereby self-service customers will pay for clicks after they occur rather than the current practice of being billed in advance. The customer’s credit card will be charged based on its history of activity and creditworthiness. The impact of this change will be a decrease in deferred revenue until those customers with prepaid balances have used all the funds in their account. As a result, the Company expects this to have a material adverse affect on cash flow as customer deferred balances are used up, but the Company does not expect this change to have a significant impact on the liquidity and capital resources of the Company.

Q2 2009 Key Metrics Performance

•	Total paid clicks for the second quarter of 2009 were 207 million, compared to 195 million for the second quarter of 2008 and 184 million for the first quarter of 2009.

•	Average Advertising Network revenue per click (RPC) for the second quarter of 2009 was $0.06, a decrease from $0.08 in the second quarter of 2008 and $0.07 in the first quarter of 2009.

•	Traffic acquisition costs (TAC) of 62% for LookSmart’s Ad Network was unchanged from the 62% rate in the second quarter of 2008, and decreased from the 63% rate in the first quarter of 2009.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its second quarter 2009 financial results. To listen to the call from the US, dial 1-877-941-9205 from outside the US, dial 1-480-629-9835. A telephonic replay of the call will be available until Monday, August 17, 2009, 11:59 pm ET. To access the replay from the US, dial 1-800-406-7325 and enter passcode 4118216, from outside the US, dial 1-303-590-3030 and enter passcode 4118216. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://www.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net loss to non-GAAP net income (loss) below:

GAAP to Non-GAAP Reconciliation

	Three Months Ended
(000’s)	June 30, 2009 (unaudited)	March 31, 2009 (unaudited)	June 30, 2008 (unaudited)
GAAP net loss	$(1,286)	$(2,040)	$(176)
Add: Stock based compensation from continuing	515	517	559
Add: (Income) loss from discontinued operations	(130)	(109)	136
Add: Impairment charges	180	—	—

Non-GAAP net income (loss)	$(721)	$(1,632)	$519

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net income (loss),” which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net loss before (a) income (loss) from discontinued operations; (b) impairment charges; and (c) share-based compensation expense related to stock options.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Ted West, Chief Executive Officer and President

twest@looksmart.net

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

Laura Foster

310-954-1100

laura.foster@icrinc.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$23,599	$22,393
Short-term investments	6,121	10,185

Total cash, cash equivalents and short-term investments	29,720	32,578
Trade accounts receivable, net	4,857	7,017
Prepaid expenses and other current assets	1,089	1,563

Total current assets	35,666	41,158
Property and equipment, net	3,033	3,371
Capitalized software and other assets, net	2,152	1,942
Intangible assets, net	100	293

Total assets	$40,951	$46,764

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,160	$4,357
Accrued liabilities	4,435	6,690
Deferred revenue and customer deposits	1,721	1,593
Current portion of long term obligations	1,865	2,275

Total current liabilities	11,181	14,915
Long-term obligations, net of current portion	1,573	1,438

Total liabilities	12,754	16,353
Commitment and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 at June 30, 2009 and December 31, 2008; Issued and Outstanding: none at June 30, 2009 and December 31, 2008	—	—
Common stock, $0.001 par value; Authorized: 200,000 at June 30, 2009 and December 31, 2008; Issued and Outstanding: 17,120 and 17,075 at June 30, 2009 and December 31, 2008, respectively	17	17
Additional paid-in capital	260,366	259,276
Accumulated other comprehensive gain (loss)	18	(4)
Accumulated deficit	(232,204)	(228,878)

Total stockholders’ equity	28,197	30,411

Total liabilities and stockholders’ equity	$40,951	$46,764

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$13,223	$17,092	$26,477	$34,636
Cost of revenue	7,990	10,318	16,092	20,476

Gross profit	5,233	6,774	10,385	14,160
Operating expenses:
Sales and marketing	1,474	1,994	2,839	4,210
Product development	2,485	2,833	5,098	5,738
General and administrative	2,303	2,362	5,672	5,234
Restructuring charge (benefit)	229	(135)	229	(135)
Impairment charge	180	—	180	—

Total operating expenses	6,671	7,054	14,018	15,047

Loss from operations	(1,438)	(280)	(3,633)	(887)
Non-operating income, net	22	247	76	680

Loss from continuing operations before income taxes	(1,416)	(33)	(3,557)	(207)
Income tax expense	—	7	8	14

Loss from continuing operations	(1,416)	(40)	(3,565)	(221)
Income (loss) from discontinued operations, net of tax	130	(136)	239	(443)

Net loss	$(1,286)	$(176)	$(3,326)	$(664)

Net loss per share - Basic and Diluted
Loss from continuing operations	$(0.09)	$—	$(0.20)	$(0.01)
Income (loss) from discontinued operations, net of tax	0.01	(0.01)	0.01	(0.03)

Net loss per share	$(0.08)	$(0.01)	$(0.19)	$(0.04)

Weighted average shares outstanding used in computing basic and diluted net loss per share	17,102	16,998	17,089	18,773